090403

BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Certificate of Correction

(PURSUANT TO NRS CHAPTERS 78, 78A, 80, 81, 82, 84, 86, 87, 87A, 88, 88A, 89 AND 92A)

Filed in the office of	Document Number
Barbara K. Cegavske (signature)	20190124313-16
Barbara K. Cegavske Secretary of State	Filing Date and Time 03/21/2019 3:22 PM
State of Nevada	Entity Number E0668502007-7

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Correction

(Pursuant to NRS Chapters 78, 78A, 80, 81, 82, 84, 86, 87, 87A, 88, 88A, 89 and 92A)

1. The name of the **entity** for which correction is being made:

DSG Global Inc.

2. Description of the original document for which correction is being made:

Certificate of Change Pursuant to NRS 78.209

3. Filing date of the original document for which correction is being made: 03/14/2019

4. Description of the inaccuracy or defect:

Schedule "A" to the Certificate of Change incorrectly stated the number of authorized shares of common stock after effect of the reverse stock split.

5. Correction of the inaccuracy or defect:

The attached Schedule "A" replaces in its entirety the Schedule "A" attached to the Certificate of Change Pursuant to NRS 78.209 filed on March 14, 2019 and changes the number of common shares authorized from 500,000,000 shares of common stock, $0.001 par value to 750,000 shares of common stock, $0.001 par value.

6. Signature:

X (signature)

Authorized Signature | President **Title *** | **Date**

* If entity is a corporation, it must be signed by an officer if stock has been issued, OR an incorporator or director if stock has not been issued; a limited-liability company, by a manager or managing members; a limited partnership or limited-liability limited partnership, by a general partner; a limited-liability partnership, by a managing partner; a business trust, by a trustee.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

Schedule "A"
to the
Certificate of Change Pursuant to NRS 78.209
of
DSG Global Inc.

3. The current number of authorized shares and the par value, if any, of each class or series, if any, of shares before the change:

> 3,000,000,000 shares of common stock, $0.001 par value, all of which stock shall be entitled to voting power and 14,010,000 shares of preferred stock with a par value of $0.001 per share which preferred stock is designated as: 3,000,000 Series A Preferred stock, 10,000 Series B Convertible Preferred stock, 5,000,000 Series C Convertible Preferred stock, 1,000,000 Series D Convertible Preferred stock and 5,000,000 Series E Convertible Preferred stock. The Board of Directors may fix and determine the rights, preferences or other variations of each series of preferred stock of the Corporation. The Corporation may issue the shares of stock for such consideration as may be fixed by the Board of Directors.

4. The number of authorized shares and the par value, if any, of each class or series, if any, of shares after the change:

> 750,000 shares of common stock, $0.001 par value, all of which stock shall be entitled to voting power and 14,010,000 shares of preferred stock with a par value of $0.001 per share which preferred stock is designated as: 3,000,000 Series A Preferred stock, 10,000 Series B Convertible Preferred stock, 5,000,000 Series C Convertible Preferred stock, 1,000,000 Series D Convertible Preferred stock and 5,000,000 Series E Convertible Preferred stock. The Board of Directors may fix and determine the rights, preferences or other variations of each series of preferred stock of the Corporation. The Corporation may issue the shares of stock for such consideration as may be fixed by the Board of Directors.